Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Stock Option Plan of Thomson dated December 8, 2005 of our report dated March 4, 2005 (except for  notes 31 and 32 for which the date is December 19, 2005) with respect to the consolidated financial statements of Thomson included in its amended Annual Report (Form 20-F/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

MAZARS & GUERARD MAZARS /s/ Thierry de Bailliencourt -------------------------------------------------- Thierry de Bailliencourt	BARBIER FRINAUT & AUTRES ERNST & YOUNG /s/ Jérôme Guirauden ----------------------------------------- Jérôme Guirauden

Paris, France

December 23, 2005